EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Avanex Corporation of our report dated July 31, 2001, except for Note 13, as to which the date is September 26, 2001, relating to the financial statements of Oplink Communications, Inc., which appears in Oplink Communications, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2001. We also consent to the incorporation by reference of our report dated July 31, 2001 relating to the financial statement schedule, which appears in Oplink Communications, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2001. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

San Jose, California
May 14, 2002